UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2015

AYTU BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

373 Inverness Parkway, Suite 200, Englewood, Colorado 80112

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 8, 2015, we and Biovest International, Inc., or Biovest, entered into a Master Services Agreement, pursuant to which Biovest is to provide manufacturing services to us.

The agreement provides that we may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. We expect to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of our products.

The agreement provides customary terms and conditions, including those for performance of services by Biovest in compliance with project addendums, industry standards, regulatory standards and all applicable laws. Biovest will be responsible for obtaining and maintaining all governmental approvals, at our expense, during the term of the agreement.

The agreement has a term of four years, provided that either party may terminate the agreement or any project addendum under the agreement on 30 days written notice of a material breach under the agreement. In addition, we may terminate the agreement or any project addendum under the agreement upon 180 days written notice for any reason.

The foregoing summary of the material terms of the agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, which is filed herewith as Exhibit 10.19 and is incorporated by reference into this Current Report on Form 8-K.

In conjunction with entering into the agreement, we submitted a work order to Biovest to provide us with active pharmaceutical ingredient for ProstaScint over a four-year period at a total cost of $5,000,000, of which we paid $1,000,000 upon submission of the work order.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.19	Master Services Agreement between Biovest International, Inc. and Aytu BioScience, Inc., entered into on October 8, 2015, and effective October 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2015	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer